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                                                                    EXHIBIT 11.1


                           HORIZON HEALTH CORPORATION

                       COMPUTATIONS OF EARNINGS PER SHARE
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                             THREE MONTHS                    SIX MONTHS
                                           ENDED FEBRUARY 28,             ENDED FEBRUARY 28,
                                        -----------------------        -----------------------
                                           1997          1998             1997          1998
                                        ---------     ---------        ---------     ---------
BASIC
Net income                              2,004,619     2,555,886        4,387,598     5,079,881
Weighted average shares outstanding
   (basic) (1)                          6,908,158     7,070,265        6,892,088     7,025,176
                                        ---------     ---------        ---------     ---------
Basic earnings per share                      .29           .36              .64           .72
                                        =========     =========        =========     =========

DILUTED
Net income                              2,004,619     2,555,886        4,387,598     5,079,881
Weighted average shares outstanding
   (basic) (1)                          6,908,158     7,070,265        6,892,088     7,025,176
Effect of dilutive securities
   (warrants and options)                 772,383       671,903(2)       771,337       726,529(2)
                                        ---------     ---------        ---------     ---------

Weighted average shares outstanding
   (diluted)                            7,680,541     7,742,168        7,663,425     7,751,705
                                        ---------     ---------        ---------     ---------
Diluted earnings per share                    .26           .33              .57           .66
                                        =========     =========        =========     =========


(1) The Board of Directors of the Company approved a three-for-two stock split effected in the form of a 50% stock dividend, pursuant to which one additional share of Common Stock of the Company was issued on January 31, 1997 for every two shares of Common Stock held by stockholders of record at the close of business on January 22, 1997. Upon effecting the stock split/dividend, the stock options and their related exercise prices were adjusted proportionately. Such stock split/dividend has been reflected herein.

(2) Options to acquire 167,500, 15,000 and 722 shares of common stock at $23.75, $26.00, and $22.00, respectively, were outstanding during the three months ended February 28, 1998 and options to acquire 15,000 shares of common stock at $26.00 were outstanding during the six months ended February 28, 1998, but were not included in the computations of EPS because the options exercise price was greater than the average market price of the common shares. The options, which expire on August 1, 2007 and October 6, 2007 were still outstanding at February 28, 1998.